Proxy Results

Shareholders of Seligman Communications and Information Fund, Inc. voted on two proposals at a Special Meeting of Stockholders held in on November 3, 2008. Shareholders voted in favor of each of the proposals. The description of each proposal and number of shares voted are as follows:

Proposal 1
To consider and vote upon the proposed Investment Management Services Agreement with RiverSource Investments, LLC:

         For                Against                    Abstain
  39,279,096.635        2,607,853.622               1,574,952.233

Proposal 4
To elect ten directors to the Board:

                             For              Withheld
Kathleen Blatz          52,502,892.741        2,844,302.749
Arne H. Carlson         52,490,343.976        2,856,851.514
Pamela G. Carlton       52,498,302.733        2,848,892.757
Patricia M. Flynn       52,506,079.779        2,841,115.711
Anne P. Jones           52,485,006.943        2,862,118.547
Jeffrey Laikind         52,497,184.471        2,850,011.019
Stephen R. Lewis, Jr.   52,504,271.905        2,842,923.585
Catherine James Paglia  52,501,123.103        2,846,072.387
Alison Taunton-Rigby    52,497,910.798        2,849,284.692
William F. Truscott     52,511,336.004        2,835,859.486